EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-13320, No. 333-10312 and No. 333-132736 on Form S-8 and No. 333-168870 on Form F-3 of our report dated June 28, 2013, relating to the consolidated financial statements as of, and for the year ended March 31, 2013 of Highway Holdings Limited and its subsidiaries (the “Group”), which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Group’s adoption of the authoritative guidance on the presentation of comprehensive income, appearing in the Annual Report on Form 20-F of the Group for the year ended March 31, 2013.

/s/ Deloitte Touche Tohmatsu

Hong Kong

June 28, 2013